EXHIBIT 11
                                                         Form
10-K for 1994
                                                           File
No. 1-11237


                AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                    (Thousands except per share data)


Year Ended December 31,     1994       1993      1992      1991
  1990
___________________________________________________________________________

Income before cumulative
 effect of accounting
 change                   $100,336   $ 71,510  $ 73,572  $ 54,199
$ 47,755

Cumulative effect on
 prior years of
 accounting change               -     (2,914)        -         -
       -
___________________________________________________________________________
Net income                $100,336   $ 68,596  $ 73,572  $ 54,199
$ 47,755
===========================================================================

Primary

Average shares
 outstanding*               46,876     42,969    40,250    40,250
  40,250

Net effect of dilutive
 stock options - based
 on the treasury
 method using average

 market price                   30         33         -         -
       -
___________________________________________________________________________
Total                       46,906     43,002    40,250    40,250
  40,250
===========================================================================

Per share amounts:

Income before cumulative
 effect of accounting
 change                    $  2.14   $   1.67  $   1.83  $   1.35
$   1.19

Cumulative effect on
 prior years of
 accounting change               -       (.07)        -         -
       -
___________________________________________________________________________
Net income                $   2.14   $   1.60  $   1.83  $   1.35
$   1.19
===========================================================================






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EXHIBIT 11
                                                         Form
10-K for 1994
                                                           File
No. 1-11237

                AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                    (Thousands except per share data)
                               (Continued)

Year Ended December 31,      1994       1993      1992      1991
   1990
___________________________________________________________________________

Fully Diluted**

 Average shares
 outstanding*                46,876    42,969    40,250    40,250
  40,250

Net effect of dilutive
 stock options - based
 on the treasury method
 using the greater of
 the average market
 price or year end price         30        33         -         -
       -
___________________________________________________________________________
Total                        46,906    43,002    40,250    40,250
  40,250
===========================================================================

Per share amounts:

Income before cumulative
 effect of accounting
 change                    $   2.14  $   1.67  $   1.83  $   1.35
 $  1.19

Cumulative effect on
 prior years of
 accounting change                -      (.07)        -         -
       -
___________________________________________________________________________
Net income                 $   2.14  $   1.60  $   1.83  $   1.35
 $  1.19
===========================================================================

* 1992, 1991 and 1990 shares are restated to give effect to a 402,500-for-one stock reclassification.

** This calculation is submitted in accordance with Regulation
S-K item 601
(b) 11 although not required by footnote 2 to paragraph 14 of APB
Opinion
No. 15 because it results in dilution of less than 3 %.